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                                                    Exhibit 10.04

August 21, 1996

Christophe Culine
6620 Leyland Park Ave.
San Jose, CA 95120

Dear Christophe,

     It is our pleasure to offer you employment at Aimnet Corporation, in the initial position as VICE PRESIDENT OF SALES. We would like for you to begin on Monday, September 9, 1996. You will report directly to the President of the company. This is an executive level position and is critical to the company's success. We are excited about your background and your drive to propel Aimnet to success in sales.

     Your initial compensation has a base annual salary of $100,000. We intend to compensate you an additional $100,000 in commission structure and MBO. This plan will be mutually agreed upon. You are also invited to participate in the employee incentive stock option plan, receiving 200,000 options priced at $0.10/share. These will vest over a four year period. The Plan documents will detail the associated option provisions. In the case of termination by company within the first year, your stock options will be vested on a monthly basis up to the time of the termination. In the case of acquisition and merger where your stock options are affected, 50% of the remaining unvested stock options will be vested upon the time of merger and acquisition. You will participate in the full range of employee benefits, including medical and dental insurance, paid vacation, sick leave, and if necessary COBRA coverage effective on your start date. We will provide you with the related policies and procedures that explain these benefits.

     The company will provide you with a notebook computer and a cellular phone for business use.

     Employment with the Aimnet is contingent upon meeting the Company's requirements; which include completing all necessary work related forms, producing applicable documents as required by the Immigration Conform and Control Act of 1986 and other such documents. Failure to comply will result in the rescinding of our offer of employment.

     This letter is not intended to confer contractual rights of any kind upon any employee, or to create contractual obligations of any kind on Aimnet. Aimnet's relationship with all of its employees is on an "at will" basis. Either the company or the employee can terminate the relationship after giving two weeks notice. However, in case of termination by company during the time of employment, you will receive a severance


AIMNET CORPORATION
2350 Mission College Blvd., Suite 600
Santa Clara, California 95054
Voice: 408- 567- 3800
Fax: 408- 567- 3990
http://www.aimnet.com
Info@aimnet.net

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package consisting of three months of base salary plus 6 months of full medical and dental insurance, plus all accrued vacation time.

     Please sign below to indicate your acceptance of this offer, as it will expire on Wednesday, August 28, 1996. By accepting employment with the Company, you agree to be bound by its policies and procedures, including an Employee Agreement and Confidentiality Agreement which you will be shown before you begin.

     Welcome to Aimnet! We look forward to your contribution to bring us additional success.

Sincerely,



/s/ Hong Chen, Ph.D.            Accepted:
President and CEO
Aimnet Corporation              /s/ Christophe Culine
                                -------------------------
                                date: August 27, 1996